EXHIBIT 8.1

                    [LETTERHEAD OF STEEL HECTOR & DAVIS LLP]

                                February 8, 1999

Board of Directors
The Vincam Group, Inc.
10200 Sunset Drive
Miami, Florida  33173

Re:  Merger of ADP Acquisition Corp. (Florida) with and into The Vincam
     Group, Inc.

To the Members of the Board of Directors:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of ADP Acquisition Corp. (Florida), a Florida corporation ("Merger Sub") and wholly-owned subsidiary of Automatic Data Processing, Inc., a Delaware corporation ("ADP"), with and into The Vincam Group, Inc., a Florida corporation ("Vincam"), with Vincam continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger among ADP, Merger Sub and Vincam, dated as of December 3, 1998 (the "Agreement"). Pursuant to the Merger, all of the outstanding shares of common stock of Vincam, par value $0.001 per share (the "Vincam Common Stock"), will be converted into a number of shares of common stock of ADP, par value $0.10 per share ("ADP Common Stock"), in an amount equal to the exchange ratio set forth in the Agreement, which was initially set at .4580 shares of ADP Common Stock. Fractional shares will be exchanged for cash pursuant to the Agreement.

         For purposes of our opinion, we have examined the Agreement, the Registration Statement on Form S-4, including the Proxy Statement/Prospectus, filed by ADP with the Securities and Exchange Commission (the "Registration Statement"), and such other records, documents, and instruments, and have considered such matters of law, as in our judgement were necessary or appropriate. In addition, in rendering our opinion, we have relied upon certain representations (attached hereto) made to us by the management ADP and the management of Vincam, without having independently confirmed the accuracy thereof. Any change in the Agreement, the facts set forth in the Registration Statement, or the law applicable to the Merger as of the date hereof, or any failure of the representations to be accurate, could adversely affect our opinion.


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The Vincam Group, Inc.
February 8, 1999
Page 2


         Based upon and subject to the foregoing, and provided that the Merger qualifies as a statutory merger under applicable law, it is our opinion that:

1. The Merger will constitute a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), for United States federal income tax purposes, and ADP, Merger Sub and Vincam will each be a party to a reorganization within the meaning of
         Section 368(b) of the Code.

2. No gain or loss will be recognized by ADP, Merger Sub or Vincam as a result of the Merger.

3. No gain or loss will be recognized by the shareholders of Vincam upon the exchange of their Vincam Common Stock solely for shares of ADP Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of ADP Common Stock.

4. The aggregate tax basis of the shares of ADP Common Stock received solely in exchange for Vincam Common Stock pursuant to the Merger (including fractional shares for which cash is received) will be the same as the aggregate tax basis of the Vincam Common Stock exchange therefor.

5. The holding period for shares of ADP Common Stock, received solely in exchange for Vincam Common Stock pursuant to the Merger, will include the holding period of the Vincam Common Stock exchanged therefor, provided such Vincam Common Stock was held as a capital asset by the shareholder at the effective time of the Merger.

6. A shareholder of Vincam who receives cash in lieu of a fractional share of ADP Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in 4., above) and the amount of cash received.

         Our opinion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances or to certain types of shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States. In particular this opinion does not address the tax consequences to shareholders who acquired Vincam Common Stock pursuant to the exercise of options or warrants or who have provided or will provide services to Vincam, ADP or Merger Sub. This opinion does not address any


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The Vincam Group, Inc.
February 8, 1999
Page 3


consequences arising under the laws of any state, locality or foreign jurisdiction. We express no opinion as to any tax consequences of the Merger other than those expressly discussed herein.

         This opinion is intended for the sole benefit of Vincam and is not to be relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed by ADP on February 9, 1999 in connection with the Merger and to the reference to us in the Proxy Statement/Prospectus included in the Registration Statement.

                                                    Very truly yours,


                                                    /s/ STEEL HECTOR & DAVIS LLP
                                                    ----------------------------
                                                    STEEL HECTOR & DAVIS LLP